FOR IMMEDIATE RELEASE                              Contact:   John Young
                                                       Chief Financial Officer
                                                                  (804) 560-4070


              IMO INDUSTRIES INC. ANNOUNCES CONSENT SOLICITATION

Lawrenceville, NJ, April 14, 1998 - Imo Industries Inc. (NYSE: IMD) announced today that it is soliciting the consents of holders of its 11 3/4% Senior Subordinated Notes due 2006 to certain amendments to the Indenture governing the Notes. The proposed amendments would permit the Company to complete a "short-form" merger with and into a newly created and wholly-owned subsidiary of II Acquisition Corp., which currently owns 92.8% of the Company's common stock. The Company would emerge as the surviving entity of the merger. The Company is offering to pay a consent fee of $2.50 per $1000 in principal amount of the Notes to every holder whose consent is received (and not revoked) by 5:00 p.m. EDT on April 29, 1998, provided enough consents are received to effect the proposed amendments. There can be no assurance, even if the Consent Solicitation is successful, that the merger will be consummated.

D.F. King & Co., Inc. is acting as Information Agent in connection with the Consent Solicitation. Please contact D.F. King & Co., Inc. at (800) 755-3105 with any questions or to obtain copies of the documents governing this Consent Solicitation.

Imo Industries Inc. is a leading manufacturer of pumps, power transmission components and remote control systems.



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